Exhibit 34.2

Report of Independent Registered Public Accounting Firm

Board of Directors

Citibank, N.A.:

We have examined management’s assessment, included in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria (Management’s Assessment), that Citibank, N.A. (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving student loans for which the Company acted as servicer (the Platform), for the applicable servicing criteria and periods defined in Appendix I to Management’s Assessment. Appendix I to Management’s Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

As described in Management’s Assessment, for a certain asset-backed security transaction within the Platform, servicing criteria 1122(d)(2)(ii) and 1122(d)(3)(ii) (related only to amounts due to investors are remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreement), the Company has engaged a vendor to perform the activities required by these servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in Management’s Assessment, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(ii) and 1122(d)(3)(ii) (related only to amounts due to investors are remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreement), for which compliance is determined based on Interpretation 17.06 as described above, as of and for the periods ended as defined in Appendix I to Management’s Assessment, is fairly stated, in all material respects.

/s/ KPMG LLP
Buffalo, New York March 16, 2012